Exhibit 10.3

Second Amendment to the

Indiana Bank and Trust Company

Director Deferred Fee Agreement

Dated November 22, 2005, as Amended

for

David W. Laitinen

THIS SECOND AMENDMENT is adopted this 27th day of April, 2010, effective as of January 1, 2010, by and between Indiana Bank and Trust Company (formerly HomeFederal Bank), a state-chartered bank located in Columbus, Indiana (the “Bank”), and David W. Laitinen (the “Director”).

The Bank and the Director executed the DIRECTOR DEFERRED FEE AGREEMENT on November 22, 2005 effective as of January 1, 2006, and executed a First Amendment thereto dated July 24, 2007 also effective as of January 1, 2006 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of changing the interest rate credited on balances held under the Agreement.  Therefore, the following changes shall be made:

Effective as of January 1, 2010, Section 1.7 shall be amended to read as follows:

1.7
“Distribution Period Crediting Rate” means the annual interest rate payable on a Single Premium Immediate Annuity providing for a 15-year term certain, as quoted on the date of commencement of benefit payments by Cincinnati Life Insurance Company or another comparable insurance company selected by the Board.

Effective as of January 1, 2010, Section 1.13 shall be amended to read as follows:

1.13
“Pre-Distribution Period Crediting Rate” shall mean the annual interest rate payable on a Single Premium Immediate Annuity providing for a 15-year term certain, as quoted on the first business day in January of each year by Cincinnati Life Insurance Company or another comparable insurance company selected by the Board, such rate to apply for the entire calendar year in which it is set until the commencement of benefits.

IN WITNESS OF THE ABOVE, the Bank and the Director hereby consent to this Second Amendment.

Director:	Indiana Bank and Trust Company

/s/ David W. Laitinen	By:	/s/ John K. Keach, Jr.
David W. Laitinen	Title:	CEO/Chairman